Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARD

Eau Claire, Wisconsin (October 1, 2024) – National Presto Industries, Inc. (NYSE: NPK) announced today that on September 27, 2024, the U.S. Army awarded AMTEC Corporation, its wholly-owned subsidiary, an option award totaling $162.6 million under year three (Government Fiscal Year (FY) 2024) of AMTEC’s current five-year 40mm systems contract. Deliveries under the option award are scheduled to commence in late 2025 and continue through mid-2027. Combined with prior Government FY22, FY23 and FY24 awards, the total value of the current five-year 40mm systems contract is $564.4 million.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.